EX-35.12


(logo)  WELLS FARGO

Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 282022
1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of March 1, 2013, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Special Servicer, U.S. BANK NATIONAL ASSOCIATION, as Trustee, and DEUTSCHE BANK AND TRUST COMPANY AMERICAS, as Certificate Administrator, Paying Agent and Custodian, with respect to Commercial Mortgage Pass-Through Certificates, Series 2013-CCRE6 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.29 of this Agreement, I, Lea Land, Director of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Special Servicer during the period from March 1, 2013 through December 31, 2013 (the "Reporting Period"), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Special Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.


IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of March 2014.

/s/ Lea Land
Lea Land, Director
Wells Fargo Bank

Wells Fargo Bank, N.A.

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